 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185084) pertaining to the I.D. Systems Inc. 401(k) Plan of our report dated June 28, 2013, with respect to the financial statements and schedule of the I.D. Systems Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ UHY LLP

New York, New York

June 28, 2013